    0

Dear Shareholders, We wrapped up 2025 with real momentum and are carrying that strength into 2026. Our strategy to be the leading grocery technology and enablement partner is working. More customers are choosing Instacart for their full grocery needs. More retailers are turning to our purpose-built technology to manage grocery complexity at scale. More brands are leaning into our ads and data capabilities to grow. Our experienced shopper community also remains a key advantage, delivering quality and reliability shaped by more than 1.6 billion lifetime orders. In Q4, we delivered our strongest quarterly GTV growth in three years. GTV grew 14% year-over-year, orders increased 16%, and we continued to drive efficiencies, giving us flexibility to reinvest in growth and return capital to shareholders. In 2025, we generated $971 million in operating cash flow and repurchased $1.4 billion of shares, including $1.1 billion in Q4 alone1. This opportunistic approach to share repurchases reflects our confidence in our business today and in our ability to keep investing, scaling, and pressing our advantage. Our marketplace fundamentals are strong, demand across our enterprise platform is accelerating, and our ads ecosystem continues to expand. With multiple engines for growth, we’re entering 2026 from a position of real strength. In Q1, we’re guiding to the strongest year-over-year GTV growth we’ve provided as a public company, and we’re focused on building on this momentum to drive durable, profitable growth over the long term. We continue to raise the bar across the dimensions that matter most to customers: selection, convenience, quality, and affordability. Our marketplace now spans more than 2,200 retail banners and nearly 100,000 locations, and our Storefront technology powers more than 380 grocers’ e-commerce sites. Our orders continue to be delivered in as fast as 30 minutes, and our perfect order fill rate – meaning every item a customer requested was found or successfully replaced – improved year-over-year by 5 percentage points. That matters. Getting customers exactly what they want, when they want it, from the retailers they know and trust – at scale – is difficult and it’s a key driver of repeat behavior. While we continue to make strong progress on the customer experience, affordability remains a key barrier to online grocery adoption. Customers continue to seek value, and in Q4, growth from both grocers that price at parity with in-store and club retailers notably outpaced our overall platform. We’re working closely with retail partners to share these insights, and we’re seeing more of them take action. Regional favorites like Hy-Vee and Raley’s recently moved to chainwide price parity on our marketplace, and Fareway will soon launch on our marketplace and Storefront Pro at price parity as well. We’re also deepening integrations with retailer loyalty programs and weekly flyers, driving additional savings across a growing share of orders and improving value for customers. Together, these efforts are driving customer growth and deeper engagement across our platform. In 2025, more than 26 million customers trusted Instacart, with approximately 10 million customers placing at least one order in December alone. GTV from our 2025 customer cohort was the largest we’ve added since the end of 2022, and our new customer retention rate is the strongest it’s been since early 2023. At the same time, we converted annual customers to quarterly, and quarterly to monthly at faster rates year-over-year, and steadily increased spend per customer throughout the year. Importantly, we did this while maintaining average order values of approximately $110, reflecting our continued strength in large, weekly baskets alongside more frequent fill-in trips.  1 Includes our full $250 million accelerated share repurchase program that was completed by our counterparty in January 2026.     1

Our execution on what matters most to customers is driving strong momentum on our marketplace, as well as our enterprise platform — which is a real, strategic advantage for us. Retailers are increasingly coming to Instacart first as a technology partner, not just a demand channel. Digital grocery is complex, and point solutions don’t scale. Retailers want an integrated, purpose-built platform that can support true omnichannel experiences. That’s where Instacart stands apart. Retailers benefit from our scale, data, technology, and fulfillment network, embedded directly into their own websites and apps through Storefront and Storefront Pro – our white-label e-commerce solution. This enables retailers to reach customers directly online, driving incremental revenue and greater operating efficiency. As our retailers grow, Instacart grows with them, adding scale that allows us to reinvest back into our platform to make it even stronger. Our momentum is clear. In 2025 alone, we launched over 70 net-new Storefronts, up from over 30 in 2024 and just over a dozen in 2023. And this matters because after a retailer adopts a core capability like Storefront or fulfillment, we regularly see them expand over time into areas such as advertising, in-store technology, or AI solutions. Our in-store technology offerings are a good example of how our solutions build on one another. Because we’re already embedded in retailers’ digital operations, we’re uniquely positioned to bring that intelligence into the physical store and help retailers operate a truly connected omnichannel business. Our connected store solutions include Caper Carts – AI-powered smart carts, FoodStorm – catering and perimeter ordering software, and Carrot Tags – electronic shelf label software. Together, these technologies drive higher basket sizes, reduce operational friction, and unlock new monetization opportunities for retailers in-store, while also strengthening the customers’ online experience through more relevant recommendations, easier reordering, and more personalized journeys. AI Solutions, our newest enterprise growth vector, builds on the strength of our online and in-store technologies. Our operating scale, deep understanding of digital shopping behavior, and real-world data from fulfillment and in-store technologies make us especially well-suited to build AI that improves both the consumer experience and retailer operations. One example is our work on agentic shopping experiences, which we’ve begun developing for our marketplace and will extend to partners like Kroger and Sprouts on their owned-and-operated digital surfaces. Internationally, we’re increasingly seeing strong demand signals for our highly scalable enterprise technologies. We’re starting with proven products – Storefront, Caper Carts, and FoodStorm – to help retailers modernize both their digital and physical experiences. Just weeks ago, we expanded our partnership with Costco to power their first same-day delivery websites in France and Spain, marking our first Storefront Pro deployments outside North America. This reflects our international approach: start with anchor partners, invest locally, and scale with discipline. Growth across our marketplace and enterprise platform directly strengthens our advertising and data offerings. In 2025, we delivered over $1 billion in advertising and other revenue, reflecting the strength of the ad formats, optimization solutions, and measurement tools we’ve built to deliver results brands can see and trust. These solutions work best together. On average, half of customers reached by a brand’s display ad were not reached by that brand’s sponsored product ad — demonstrating clear incremental reach. And over one-third of new-to-brand sales from display ads came from customers who were not reached by the same brand’s sponsored product ads. That’s the full-funnel impact of Instacart Ads in action. We’re also leaning into AI to help brands capture more of this opportunity — making it easier for brands to create display campaigns, improve performance with timely recommendations, and even deploy a single budget across multiple ad formats with Universal Campaigns.     2

These capabilities extend across our marketplace and retailers’ own e-commerce sites powered by our Carrot Ads technology. This helps us attract more Carrot Ads partners, which grew from 220 to more than 310 over the past year, and we now have more than 9,000 active brands that advertised on our platform in Q4, up from over 7,000 a year ago. This demonstrates a powerful cycle where our leading technology and capabilities, combined with brand demand and partner growth, reinforce each other. We’ve also expanded our reach off-platform. Shopping no longer starts in one place — it might begin with a search, a social post, or a recipe video. Using our first-party grocery data, we partner with platforms like Google, Meta, Pinterest, TikTok, and The Trade Desk to help brands reach high-intent customers and, in many cases, connect that activity directly to Instacart purchases. We’re also placing the power of our first-party data more directly into brands’ hands. Last month, we launched Data Hub, a privacy-first clean room solution that lets brands analyze their own customer data alongside our first-party data to gain insights and optimize marketing strategies. Our Consumer Insights Portal (CIP) also continues to gain traction, giving brands real-time visibility into search behavior, promotion impact, substitution preferences, and more. CIP now has a dozen subscribers, including recent additions like Celerity Group and MaryRuth Organics. Finally, we’ve started to unlock advertising inside physical stores through shoppable display ads on Caper Carts and are continuing to see encouraging engagement signals in how customers interact with the Caper Cart screen. For example, features like the “Got everything you need?” prompt are driving a nearly one percentage point lift in basket size on average, highlighting the opportunity to use real-time context and location data to drive incremental value for brands and retailers. Overall, 2025 was a defining year for Instacart. Our strategy is working. Our operating fundamentals are strong. And our teams are executing well across our marketplace, enterprise platform, and advertising and data offerings. We have multiple engines for growth and multiple levers to drive efficiency and reinvestment. As we look ahead to 2026, my mindset is clear: this is a moment to accelerate. By pressing our advantages, we can continue to extend our lead, further scale our platform, and unlock more opportunities for long-term profitable growth. My commitment as CEO is straightforward: stay focused on what matters, invest with intention, and execute with urgency and discipline. We’re still early in the omnichannel transformation of grocery, and I’ve never had more conviction in Instacart’s ability to lead the way forward and generate increasing value for our stakeholders over time. Chris Rogers Chief Executive Officer     3

Business Updates Consumers We’re committed to delivering an exceptional customer experience for the millions of people who use Instacart to feed their families. We’re also finding more ways to make Instacart as easy to use as possible and create even more value for our customers. ● Continued to make Instacart more affordable in partnership with our retail partners: ○ Hy-Vee and Raley’s stores recently moved to price parity chainwide on our marketplace. ○ Home Depot Canada launched on our marketplace at price parity, and Fareway will soon do the same on our marketplace and Storefront Pro. ○ Pet Supplies Plus introduced loyalty member pricing for Instacart customers. ● Partnered with OpenAI to launch a ChatGPT app with Instant Checkout, offering consumers an end-to-end shopping and payment experience directly within a ChatGPT conversation. ● Launched Preference Picker, a new tool within Instacart’s suite of Grocery Quality Controls, a bundle of in-app tools designed to help ensure customers’ orders are hand-picked, just how they like them. Preference Picker was spotlighted in our second Super Bowl ad, reinforcing our continued commitment to quality. ● Offered customers additional savings through Deal Month, four weeks of offers from hundreds of top retailers – from grocery favorites and home essentials to popular electronics, beauty, toys, and more. Retailers We’re continuing to welcome new retail partners, deepen our integrations with existing partners, and extend the Instacart Enterprise platform and our omnichannel technology and tools – including internationally.  ● Launched Costco’s first same-day delivery offering in Spain and France, available through Costco’s own websites in each country and powered by Instacart’s Storefront Pro technology and fulfillment. ● 1-800-Flowers, the leading provider of floral products, gift baskets, and other personalized gifts, is now live on the Instacart Marketplace nationwide. ● Welcomed Lush, a cosmetics retailer with more than 250 locations in North America, to the Instacart Marketplace in the U.S. and Canada at price parity. ● Partnered with Toast to bring Toast’s retail customers to the Instacart Marketplace and provide Instacart Business as a procurement partner for Toast’s restaurant customers. ● Continued momentum with our enterprise e-commerce solutions, including: ○ Associated Food Stores’ five owned-and-operated banners and over 40 member-owned banners launched on Storefront and Storefront Pro, leveraging Carrot Ads as their retail media network. ○ All 11 Allegiance Retail Services banners, including their flagship Foodtown, are now live on Storefront Pro, with additional retailers like Fareway and Hugo’s Marketplace launching soon.     4

● Retailers continued to embrace our enterprise in-store technologies, including: ○ Foodtown introduced Caper Carts at select stores with additional deployments planned for 2026. ○ Good Food Holdings signed on to deploy FoodStorm in-store ordering, and Save Mart Stores launched additional kiosks. ○ Metro signed on to deploy Carrot Tags and will be the first Canadian retailer to launch Carrot Tags. Brands With our unique data, insights, and partnerships, we’re building a single, integrated ecosystem that can serve as a one-stop advertising platform for brands of all sizes. ● Launched Data Hub, our new privacy-first clean room solution that lets brands analyze their own customer data alongside our first-party data, enabling launch partners like WPP Media and Pacvue to unlock insights, build custom off-platform audiences, and measure omnichannel ads performance. ● Continued to expand our AI-Powered Recommendations in Ads Manager, which proactively helps brands improve their campaigns. New capabilities include brand hierarchy recommendations that unlock more accurate brand-level reporting and recommendations that target return on ad spend optimization. ● Expanded our retail media partnership with The Trade Desk into Canada, becoming its first commerce partner in the market to integrate a full product catalog and give CPG advertisers access to Instacart audiences and real-time sales data. ● Highlighted the new brands embracing omnichannel grocery and leveraging Instacart’s advertising solutions through our 2025 Fastest Growing Emerging Brands list. ● Released new measurement case studies with Graza, The Hershey Company, and Kettle & Fire, highlighting how brands leverage Instacart’s advertising innovations, including recipe ads and shoppable displays, to drive incremental demand and brand awareness. Shoppers We continue to see strong engagement from our experienced community of Instacart shoppers, which plays a critical role in delivering superior customer service. ● Released our 2025 Economic Impact Report, which highlighted that Instacart shoppers have earned over $24 billion in income2 to help support themselves and their families. ● Held our second annual Shopper Appreciation Week, recognizing shoppers’ commitment to shopping excellence through themed programming, learning paths, giveaways, and feedback opportunities. ● Released new data highlighting how deeply shoppers value the flexibility that Instacart provides. For example, 75% of shoppers say flexibility is the primary reason they choose to shop with Instacart and the average Instacart shopper works fewer than 10 hours per week on the platform. ● Launched the Instacart Shopper Relief Fund to support shoppers with cash grants of up to $2,000 if they are impacted by a natural disaster. 2 Based on earnings since Instacart’s entry into the market and through Q2 2025, inclusive of tips.     5

Product Pantry

PREFERENCE PICKER

Introduced Preference Picker, a new in-app feature that gives customers more control over how their groceries are selected by letting them set detailed preferences, beginning with banana ripeness. The new feature was spotlighted during the Super Bowl with a new commercial celebrating the power of personal preferences.



Organic
Bananas
Sold individually
Organic Bananas
Sold individually
Which do you prefer?
Your shopper will check for your preference
Not ripe
Green
Almost ripe
Green/Yellow
Ripe
Yellow/Spotted
Preference saved
Almost ripe
instacart

CHATGPT INSTANT CHECKOUT

Launched the Instacart App in OpenAI ChatGPT, enabling end-to-end grocery shopping and Instant Checkout directly within the context of a ChatGPT conversation. Consumers can go from meal inspiration to doorstep delivery without ever leaving ChatGPT.



ChatGPT 5
Instacart can you give me all the ingredients needed to make an apple crisp?
Fresh Grocery
Premium Pure Cane Brown Sugar
Grass-Fed Unsalted Butter Sticks
Organic Sugar Bee Apple
+7 more items
Item subtotal
$32.43
Checkout
Got it. Adding your items to Fresh Grocery.
Ask anything
Give me vanilla ice cream options
Vanilla Ice cream
$6.98
Creamy Classics Vanilla Ice Cream
$4.79
Eureka Farms Vanilla Ice Cream
Add
Here are vanilla ice cream options available at Fresh Grocery:
Creamy Classics Vanilla Ice Cream (48 oz), Eureka Farms Vanilla (1 pt), plus more.
Tell me which one to add.
Eureka Farms Vanilla Ice Cream
+8 more items
$37.22
Review order
Deliver to
Summary
Mastercard
Total
$45.49
Place order
instacart

Q4 2025

6

Full Year 2025 Financial Update Full Year 2025 Financial Highlights ● GTV of $37,224 million, up 11% year-over-year. ● Orders of 338.8 million, up 15% year-over-year. ● Total revenue of $3,742 million, up 11% year-over-year, representing 10.1% of GTV. ● Transaction revenue of $2,677 million, up 11% year-over-year, representing 7.2% of GTV. ● Advertising & other revenue of $1,065 million, up 11% year-over-year, representing 2.9% of GTV. ● GAAP gross profit of $2,758 million, up 8% year-over-year, representing 7.4% of GTV and 74% of total revenue. ● GAAP net income of $447 million, down 2% year-over-year, representing 1.2% of GTV and 12% of total revenue. ● Adjusted EBITDA of $1,087 million, up 23% year-over-year, representing 2.9% of GTV and 29% of total revenue.      7

Q4’25 Financial Update Q4'25 Financial Highlights ● GTV of $9,852 million, up 14% year-over-year. ● Orders of 89.5 million, up 16% year-over-year. ● Total revenue of $992 million, up 12% year-over-year, representing 10.1% of GTV. ● Transaction revenue of $698 million, up 13% year-over-year, representing 7.1% of GTV. ● Advertising & other revenue of $294 million, up 10% year-over-year, representing 3.0% of GTV. ● GAAP gross profit of $716 million, up 8% year-over-year, representing 7.3% of GTV and 72% of total revenue. ● GAAP net income of $81 million, down 46% year-over-year, representing 0.8% of GTV and 8% of total revenue. ● Adjusted EBITDA of $303 million, up 20% year-over-year, representing 3.1% of GTV and 31% of total revenue. GTV was $9,852 million, up 14% year-over-year, reflecting our strongest GTV growth in three years, driven by orders increasing 16% year-over-year to 89.5 million, partially offset by average order value, which decreased 1% year-over-year, reflecting growth in restaurant orders. Total revenue was $992 million, up 12% year-over-year, primarily driven by GTV growth.     8

Transaction revenue was $698 million, up 13% year-over-year, representing 7.1% of GTV. Transaction revenue as a percent of GTV was flat on a year-over-year basis, as our ongoing investments in affordability initiatives designed to increase customer engagement were largely offset by increased fulfillment efficiencies. As a reminder, because we manage multiple levers across our P&L, we expect transaction revenue as a percent of GTV may fluctuate from quarter to quarter.  Advertising & other revenue was $294 million, up 10% year-over-year, reflecting the ongoing resiliency and diversification of our ads platform across both supply and demand. Advertising & other investment rate of 3.0% decreased year-over-year from 3.1% in Q4’24, primarily driven by accelerating GTV growth in Q4’25.  GAAP gross profit was $716 million, up 8% year-over-year, representing 7.3% of GTV and 72% of total revenue compared to 7.7% of GTV and 75% of total revenue in Q4’24. The year-over-year decrease in GAAP gross profit as a percent of GTV and as a percent of revenue was primarily driven by an increase in cost of revenue.     9

GAAP total operating expenses were $619 million, representing 6.3% of GTV compared to 5.9% of GTV in Q4'24. The year-over-year increase in GAAP total operating expenses as a percent of GTV was primarily due to higher general and administrative expense driven by non-recurring legal and regulatory matters, including a $60 million settlement with the FTC. Adjusted total operating expenses, which exclude the impact of stock-based compensation expense (SBC) and certain other expenses, were $436 million and represented 4.4% of GTV compared to 4.9% of GTV in Q4'24. The year-over-year improvement was primarily driven by increased operating leverage across all line items.     10

GAAP net income of $81 million, was down 46% year-over-year, representing 0.8% of GTV and 8% of total revenue. The year-over-year decrease was primarily driven by the increase in GAAP operating expenses as described above. Adjusted EBITDA was $303 million, up 20% year-over-year, representing 3.1% of GTV and 31% of total revenue. The year-over-year increase was driven by a combination of GTV growth and operating leverage. We also generated operating cash flow of $184 million, up 20% year-over-year, primarily driven by strong operational performance. Q1’26 Financial Outlook GTV $10,125 - $10,275 million Adjusted EBITDA $280 - $290 million  This GTV outlook represents year-over-year growth between 11% to 13%. We also expect GTV growth to outpace orders growth as we lap the full launch of our $10 minimum basket feature for Instacart+ members in Q1’25. Our Adjusted EBITDA outlook represents year-over-year growth between 15% to 19%, and declines sequentially in Q1 primarily due to seasonality in advertising & other revenue. We have not provided the forward-looking GAAP equivalent to our adjusted EBITDA or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as SBC and related payroll tax expenses, certain legal and regulatory accruals and settlements, and reserves for sales and other indirect taxes. Accordingly, a reconciliation of this non-GAAP guidance metric to its corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that these reconciling items could have a significant effect on future GAAP results. Live Conference Call Instacart management will host a conference call to discuss the company's results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, February 12. To access a live webcast of the conference call, please visit our Investor Relations website at https://investors.instacart.com. After the call concludes, a replay will be made available on our Investor Relations website.     11

Forward-Looking Statements This letter and the accompanying oral presentation contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including without limitation statements regarding our financial outlook, including GTV, adjusted EBITDA, transaction revenue, advertising and other revenue, and orders, trends in our business and industry, our plans and expectations regarding growth, products, features, partnerships, and launches, including expansion of our capabilities, services, and solutions, international expansion, the adoption and expected benefits of AI, including our AI Solutions, our strategic priorities, investments, and initiatives, our ability to drive sales and growth for our partners, and activity under our share repurchase program. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. The forward-looking statements contained in this letter and the accompanying oral presentation are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to anticipated trends, growth rates, and challenges in our business, industry, and the markets in which we operate; our ability to attract and increase engagement of customers and shoppers; our ability to effectively manage the increasing scale, scope, and complexity of our business; our ability to operate our business and effectively manage our growth and margins under evolving and uncertain macroeconomic conditions; our ability to achieve or maintain profitability and profitable growth; our ability to maintain and expand our relationships with retailers and advertisers; competition in our markets; our ability to expand our existing and develop new products, offerings, features, and use cases, bring them to market in a timely manner, and whether retailers, customers, brands, shoppers, or other partners launch or utilize such products, offerings, features, and use cases in the manner and timing that we expect; our use of artificial intelligence and machine learnings solutions; our ability to continue to grow across our current markets and expand into new markets; our estimated market opportunity; the impact on our business of macroeconomic and industry trends, including tariffs or other trade restrictions, inflation, elevated interest rates, supply chain challenges, cessation of, interruptions to, or changes to government aid programs, heightened recession risk, market volatility, and geopolitical conflicts; new or changes to laws and regulations and other regulatory matters and developments, particularly related to shoppers on our platform; legal and governmental proceedings; the occurrence of any security incidents or disruptions of service on our platform or technology offerings; our reliance on key personnel and our ability to attract, integrate, and retain management and skilled personnel; our ability to identify, complete, and achieve anticipated benefits from acquisitions, strategic investments, collaborations, commercial arrangements, alliances, or partnerships; our ability to successfully integrate other businesses or our partners’ technologies that we acquire and realize the intended benefits of those acquisitions; the impact of weather patterns; and our reliance on third-party devices, operating systems, applications, and services that we do not control; as well as other risks described from time to time in our filings with the Securities and Exchange Commission (SEC), including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the SEC on November 10, 2025.     12

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter and the accompanying oral presentation primarily on information available to us as of the date of this letter and the accompanying oral presentation and our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements we may make. Except as required by law, we undertake no obligation, and do not intend, to update these forward-looking statements. Key Business Metrics We use the following key business metrics to help us evaluate our business, identify trends affecting our performance, formulate business plans, and make strategic decisions. • Gross Transaction Value (GTV): We define GTV as the value of the products sold through Instacart, including applicable taxes, deposits and other local fees, customer tips, which go directly to shoppers, customer fees, which include flat subscription fees related to Instacart+ that are charged monthly or annually, and other fees. GTV consists of orders including those completed through Instacart Marketplace or services that are part of the Instacart Enterprise platform. We believe that GTV indicates the health of our business, including our ability to drive revenue and profits, and the value we provide to our constituents. • Orders: We define an order as a completed customer transaction to purchase goods for delivery or pickup primarily from a single retailer through Instacart during the period indicated, including those completed through Instacart Marketplace or services that are part of the Instacart Enterprise platform. We believe that orders are an indicator of the scale and growth of our business as well as the value we bring to our constituents. Non-GAAP Financial Measures We use the following non-GAAP financial measures in conjunction with GAAP measures to assess performance, to inform the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to discuss our business and financial performance with our board of directors. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry.     13

Adjusted EBITDA, Adjusted EBITDA as a Percent of GTV, and Adjusted EBITDA Margin. We define adjusted EBITDA as net income (loss), adjusted to exclude (i) provision for (benefit from) income taxes, (ii) interest income, (iii) other (income) expense, net, (iv) depreciation and amortization expense, (v) stock-based compensation expense, (vi) payroll taxes related to stock-based compensation, (vii) certain legal and regulatory accruals and settlements, net, (viii) reserves for sales and other indirect taxes, net, (ix) acquisition-related expenses, (x) restructuring charges, and (xi) issuance costs related to our Series A Preferred Stock. We define adjusted EBITDA margin as adjusted EBITDA as a percent of total revenue. We use adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin because they are important measures upon which our management assesses our operating performance and the operating leverage in our business. Because adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance, including as an indication of our total revenue growth and operating efficiencies when compared to GTV and total revenue over time, we use them to evaluate the effectiveness of our strategic initiatives and for business planning purposes. We also believe that adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin, when taken collectively, may be useful to investors because they provide consistency and comparability with past financial performance, so that investors can evaluate our operating efficiencies by excluding certain items that may not be indicative of our business, results of operations, or outlook. In addition, we believe adjusted EBITDA is widely used by investors, securities analysts, rating agencies, and other parties in evaluating companies in our industry as a measure of operational performance. Adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin should not be considered as alternatives to net income, net income as a percent of GTV, net income as a percent of total revenue, or any other measure of financial performance calculated and presented in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin rather than net income, net income as a percent of GTV, and net income as a percent of total revenue, which are the most directly comparable GAAP measures. Some of these limitations are that each of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin: • excludes stock-based compensation expense; • excludes payroll taxes related to stock-based compensation; • excludes depreciation and amortization expense, and although these are non-cash expenses the assets being depreciated may have to be replaced in the future, increasing our cash requirements; • excludes acquisition-related expenses; • does not reflect the positive or adverse adjustments related to the reserve for sales and other indirect taxes or certain legal and regulatory accruals and settlements, net; • does not reflect interest income which increases cash available to us; • does not reflect other income or expense that includes unrealized and realized gains and losses on foreign currency exchange; and • does not reflect provision for or benefit from income taxes that reduces or increases cash available to us. Adjusted Cost of Revenue and Adjusted Cost of Revenue as a Percent of GTV. We define adjusted cost of revenue as cost of revenue excluding depreciation and amortization expense and stock-based compensation expense.     14

Adjusted Operations and Support Expense and Adjusted Operations and Support Expense as a Percent of GTV. We define adjusted operations and support expense as operations and support expense excluding depreciation and amortization expense, stock-based compensation expense, and payroll taxes related to stock-based compensation. Adjusted Research and Development Expense and Adjusted Research and Development Expense as a Percent of GTV. We define adjusted research and development expense as research and development expense excluding depreciation and amortization expense, stock-based compensation expense, and payroll taxes related to stock-based compensation. Adjusted Sales and Marketing Expense and Adjusted Sales and Marketing Expense as a Percent of GTV. We define adjusted sales and marketing expense as sales and marketing expense excluding depreciation and amortization expense, stock-based compensation expense, and payroll taxes related to stock-based compensation. Adjusted General and Administrative Expense and Adjusted General and Administrative Expense as a Percent of GTV. We define adjusted general and administrative expense as general and administrative expense excluding depreciation and amortization expense; stock-based compensation expense; payroll taxes related to stock-based compensation; certain legal and regulatory accruals and settlements, net; reserves for sales and other indirect taxes, net; and acquisition-related expenses. Adjusted Total Operating Expenses and Adjusted Total Operating Expenses as a Percent of GTV. We define adjusted total operating expenses as the sum of adjusted operations and support expense, adjusted research and development expense, adjusted sales and marketing expense, and adjusted general and administrative expense. We exclude depreciation and amortization expense and stock-based compensation expense from our non-GAAP financial measures as these are non-cash in nature. We exclude payroll taxes related to the vesting and settlement of certain equity awards; certain legal and regulatory accruals and settlements, net; reserves for sales and other indirect taxes, net; and acquisition-related expenses as these are not indicative of our operating performance. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our presentation of non-GAAP financial measures may not be comparable to similar measures used by other companies, which reduce their usefulness as comparative measures. In addition, other companies may not publish these or similar measures. Further, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business. Please see the tables included at the end of this letter for the reconciliation of GAAP to non-GAAP results.     15

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions) As of December 31, 2024 2025 ASSETS Current assets: Cash and cash equivalents $ 1,278 $ 637 Short-term marketable securities  91  50 Accounts receivable, net  1,014  1,127 Restricted cash and cash equivalents, current  152  172 Prepaid expenses and other current assets  162  213 Total current assets  2,697  2,199 Long-term marketable securities  —  81 Restricted cash and cash equivalents, noncurrent  19  18 Property and equipment, net  200  218 Operating lease right-of-use assets  21  30 Intangible assets, net  52  71 Goodwill  317  393 Deferred tax assets, net  771  664 Other assets  38  14 Total assets $ 4,115 $ 3,687 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY Current liabilities: Accounts payable $ 80 $ 70 Accrued and other current liabilities  505  634 Operating lease liabilities, current  13  3 Deferred revenue  200  211 Total current liabilities  798  917 Operating lease liabilities, noncurrent  13  33 Other long-term liabilities  25  24 Total liabilities  836  974 Series A redeemable convertible preferred stock  186  196 Stockholders’ equity: Preferred stock  —  — Common stock  —  — Additional paid-in capital  6,687  7,005 Accumulated other comprehensive loss  (9)  (1) Accumulated deficit  (3,585)  (4,486) Total stockholders’ equity  3,093  2,518 Total liabilities, redeemable convertible preferred stock, and stockholders’ equity $ 4,115 $ 3,687 Note: Due to rounding, numbers presented may not sum precisely to the totals presented.     16

MAPLEBEAR INC. DBA INSTACART

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in millions, except share amounts, which are reflected in thousands, and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,		
	2024	2025	2023	2024	2025
Revenue	$ 883	$ 992	$ 3,042	$ 3,378	$ 3,742
Cost of revenue	219	275	764	836	984
Gross profit	664	716	2,278	2,542	2,758
Operating expenses:					
Operations and support	72	71	344	278	274
Research and development	155	170	2,312	604	650
Sales and marketing	208	214	961	808	854
General and administrative	74	163	803	363	482
Total operating expenses	509	619	4,420	2,053	2,259
Income (loss) from operations	155	98	(2,142)	489	498
Other income (expense), net	(1)	—	—	(3)	1
Interest income	12	12	81	66	57
Income (loss) before provision for (benefit from) income taxes	166	109	(2,061)	552	556
Provision for (benefit from) income taxes	18	28	(439)	95	109
Net income (loss)	$ 148	$ 81	$ (1,622)	$ 457	$ 447
Accretion related to Series A redeemable convertible preferred stock	(2)	(2)	(2)	(9)	(9)
Net income (loss) attributable to common stockholders, basic	$ 146	$ 78	$ (1,624)	$ 448	$ 438
Accretion related to Series A redeemable convertible preferred stock	2	—	—	9	9
Net income (loss) attributable to common stockholders, diluted	$ 148	$ 78	$ (1,624)	$ 457	$ 447
Net income (loss) per share attributable to common stockholders:					
Basic	$ 0.56	$ 0.31	$ (12.43)	$ 1.69	$ 1.68
Diluted	$ 0.53	$ 0.30	$ (12.43)	$ 1.58	$ 1.60
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:					
Basic	258,909	255,532	130,616	264,640	261,353
Diluted	282,033	265,278	130,616	289,158	279,621

Note: Due to rounding, numbers presented may not sum precisely to the totals presented.

Q4 2025

17

MAPLEBEAR INC. DBA INSTACART

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,	
	2024	2025	2024	2025
OPERATING ACTIVITIES				
Net income	$ 148	$ 81	$ 457	$ 447
Adjustments to reconcile net income to net cash provided by operating activities:				
Depreciation and amortization expense	17	26	56	91
Stock-based compensation expense	86	99	300	352
Impairments of long-lived assets and other assets	—	3	—	24
Provision for bad debts	3	2	19	15
Amortization of operating lease right-of-use assets	2	1	11	8
Deferred income taxes	4	32	59	98
Other	2	2	4	(2)
Changes in operating assets and liabilities, net of effects of business acquisitions:				
Accounts receivable	(73)	(86)	(185)	(121)
Prepaid expenses and other assets	(51)	(75)	(58)	(30)
Accounts payable	11	(8)	8	(11)
Accrued and other current liabilities	24	117	42	100
Deferred revenue	(9)	(8)	4	10
Operating lease liabilities	(4)	(1)	(16)	(7)
Other long-term liabilities	(7)	—	(14)	(2)
Net cash provided by operating activities	153	184	687	971
INVESTING ACTIVITIES				
Purchases of marketable securities	(85)	(51)	(110)	(280)
Maturities of marketable securities	16	22	70	243
Purchases of property and equipment, including capitalized internal-use software	(12)	(12)	(64)	(61)
Acquisitions of businesses, net of cash acquired	—	(1)	—	(106)
Other investing activities	—	(4)	(3)	(5)
Net cash used in investing activities	(81)	(45)	(107)	(208)
FINANCING ACTIVITIES				
Taxes paid related to net share settlement of equity awards	(9)	(3)	(101)	(24)
Proceeds from exercise of stock options	4	1	80	8
Changes in advances from payment card issuer	(47)	(29)	10	12
Repurchases of common stock [1]	(5)	(1,114)	(1,402)	(1,386)
Net cash used in financing activities	(57)	(1,146)	(1,413)	(1,391)
Effect of foreign exchange on cash, cash equivalents, and restricted cash and cash equivalents	(7)	1	(11)	4
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	8	(1,006)	(844)	(623)
Cash, cash equivalents, and restricted cash and cash equivalents - beginning of period	1,441	1,833	2,293	1,449
Cash, cash equivalents, and restricted cash and cash equivalents - end of period	$ 1,449	$ 827	$ 1,449	$ 827

[1] Includes a $50 million upfront payment to repurchase shares of our common stock under an accelerated share repurchase agreement during the three months and year ended December 31, 2025.

Note: Due to rounding, numbers presented may not sum precisely to the totals presented.

Q4 2025

18

MAPLEBEAR INC. DBA INSTACART

KEY BUSINESS METRICS AND RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,		
	2024	2025	2023	2024	2025
Gross transaction value ("GTV")	$ 8,645	$ 9,852	$ 30,322	$ 33,461	$ 37,224
Orders	77.5	89.5	269.2	294.0	338.8
Net income (loss)	$ 148	$ 81	$ (1,622)	$ 457	$ 447
Provision for (benefit from) income taxes	18	28	(439)	95	109
Interest income	(12)	(12)	(81)	(66)	(57)
Other (income) expense, net	1	—	—	3	(1)
Depreciation and amortization expense	17	26	43	56	91
Stock-based compensation expense [1]	86	99	2,756	300	352
Payroll taxes related to stock-based compensation [2]	2	3	24	24	21
Certain legal and regulatory accruals and settlements, net [3]	1	78	(4)	10	125
Reserves for sales and other indirect taxes, net [4]	(10)	(1)	(35)	(14)	(3)
Acquisition-related expenses	1	1	(4)	2	2
Restructuring charges [5]	—	—	—	18	—
Other [6]	—	—	3	—	—
Adjusted EBITDA	$ 252	$ 303	$ 641	$ 885	$ 1,087
Net income (loss) as a percent of GTV	1.7 %	0.8 %	(5.3)%	1.4 %	1.2 %
Adjusted EBITDA as a percent of GTV	2.9 %	3.1 %	2.1 %	2.6 %	2.9 %
Total revenue	$ 883	$ 992	$ 3,042	$ 3,378	$ 3,742
Net income (loss) as a percent of total revenue	17 %	8 %	(53)%	14 %	12 %
Adjusted EBITDA margin	29 %	31 %	21 %	26 %	29 %

[1] The year ended December 31, 2024 includes an aggregate $95 million benefit related to the reversal of previously recognized stock-based compensation expense for unvested equity awards for executive departures and for terminated employees in connection with our restructuring plan during the first quarter of 2024.

[2] Represents employer payroll taxes related to the vesting and settlement of certain equity awards.

[3] Represents certain legal, regulatory, and policy expenses, including those related to worker classification, as well as non-recurring intellectual property matters and regulatory settlements.

[4] Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our underlying operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers.

[5] Represents severance payments and other related benefits for terminated employees in connection with our previously announced restructuring plan.

[6] Represents issuance costs related to the issuance of our Series A Preferred Stock.

Note: Due to rounding, numbers presented may not sum precisely to the totals presented.

Q4 2025

19

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(unaudited, in millions)

	Three Months Ended				
	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025	Dec. 31, 2025
Cost of revenue	$ 219	$ 226	$ 236	$ 247	$ 275
Depreciation and amortization expense	(12)	(14)	(15)	(20)	(20)
Stock-based compensation expense	(2)	(2)	(2)	(3)	(2)
Adjusted cost of revenue	$ 205	$ 210	$ 218	$ 225	$ 253
Cost of revenue as a percent of GTV	2.5 %	2.5 %	2.6 %	2.7 %	2.8 %
Adjusted cost of revenue as a percent of GTV	2.4 %	2.3 %	2.4 %	2.5 %	2.6 %
Operations and support expense	$ 72	$ 75	$ 66	$ 62	$ 71
Depreciation and amortization expense	(1)	—	—	—	(1)
Stock-based compensation expense	(4)	(3)	(4)	(3)	(4)
Payroll taxes related to stock-based compensation [1]	—	(1)	—	—	—
Adjusted operations and support expense	$ 67	$ 71	$ 61	$ 58	$ 67
Operations and support expense as a percent of GTV	0.8 %	0.8 %	0.7 %	0.7 %	0.7 %
Adjusted operations and support expense as a percent of GTV	0.8 %	0.8 %	0.7 %	0.6 %	0.7 %
Research and development expense	$ 155	$ 144	$ 166	$ 169	$ 170
Depreciation and amortization expense	(1)	(2)	(2)	(2)	(2)
Stock-based compensation expense	(45)	(34)	(58)	(56)	(55)
Payroll taxes related to stock-based compensation [1]	(2)	(6)	(2)	(2)	(2)
Adjusted research and development expense	$ 107	$ 102	$ 103	$ 109	$ 112
Research and development expense as a percent of GTV	1.8 %	1.6 %	1.8 %	1.8 %	1.7 %
Adjusted research and development expense as a percent of GTV	1.2 %	1.1 %	1.1 %	1.2 %	1.1 %
Sales and marketing expense	$ 208	$ 216	$ 217	$ 206	$ 214
Depreciation and amortization expense	(2)	(2)	(2)	(3)	(2)
Stock-based compensation expense	(16)	(13)	(18)	(13)	(16)
Payroll taxes related to stock-based compensation [1]	—	(1)	(1)	(1)	—
Adjusted sales and marketing expense	$ 190	$ 200	$ 197	$ 191	$ 195
Sales and marketing expense as a percent of GTV	2.4 %	2.4 %	2.4 %	2.3 %	2.2 %
Adjusted sales and marketing expense as a percent of GTV	2.2 %	2.2 %	2.2 %	2.1 %	2.0 %

Q4 2025

20

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS (CONTINUED)

(unaudited, in millions)

	Three Months Ended				
	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025	Dec. 31, 2025
General and administrative expense	$ 74	$ 126	$ 106	$ 87	$ 163
Depreciation and amortization expense	(1)	(1)	(1)	(1)	(1)
Stock-based compensation expense	(19)	(14)	(23)	(7)	(21)
Payroll taxes related to stock-based compensation [1]	—	(2)	(1)	(1)	—
Certain legal and regulatory accruals and settlements, net [2]	(1)	(40)	(6)	(2)	(78)
Reserves for sales and other indirect taxes, net [3]	10	1	—	1	1
Acquisition-related expenses	(1)	—	—	—	(1)
Adjusted general and administrative expense	$ 62	$ 70	$ 74	$ 78	$ 63
General and administrative expense as a percent of GTV	0.9 %	1.4 %	1.2 %	1.0 %	1.7 %
Adjusted general and administrative expense as a percent of GTV	0.7 %	0.8 %	0.8 %	0.8 %	0.6 %
Total operating expenses	$ 509	$ 561	$ 554	$ 525	$ 619
Depreciation and amortization expense	(5)	(5)	(6)	(6)	(6)
Stock-based compensation expense	(84)	(64)	(103)	(79)	(96)
Payroll taxes related to stock-based compensation [1]	(2)	(10)	(5)	(3)	(3)
Certain legal and regulatory accruals and settlements, net [2]	(1)	(40)	(6)	(2)	(78)
Reserves for sales and other indirect taxes, net [3]	10	1	—	1	1
Acquisition-related expenses	(1)	—	—	—	(1)
Adjusted total operating expenses	$ 426	$ 443	$ 434	$ 436	$ 436
Total operating expenses as a percent of GTV	5.9 %	6.1 %	6.1 %	5.7 %	6.3 %
Adjusted total operating expenses as a percent of GTV	4.9 %	4.9 %	4.8 %	4.8 %	4.4 %

[1] Represents employer payroll taxes related to the vesting and settlement of certain equity awards.

[2] Represents certain legal, regulatory, and policy expenses, including those related to worker classification, as well as non-recurring intellectual property matters and regulatory settlements.

[3] Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our underlying operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers.

Note: Due to rounding, numbers presented may not sum precisely to the totals presented.

Q4 2025

21